Exhibit 10.2

THE HANOVER INSURANCE GROUP, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of October 27, 2015 (the “Grant Date”) by and between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”, together with its affiliates and subsidiaries, “THG”), and Eugene M. Bullis (the “Participant” or “you”). Capitalized terms used without definition herein shall have the meanings set forth in The Hanover Insurance Group 2014 Long-Term Incentive Plan (the “Plan”).

P R E A M B L E

WHEREAS, pursuant to the terms of the Plan and this Agreement, the Administrator has agreed to grant to the Participant 1,222 shares of Stock (the “Restricted Shares”).

WHEREAS, the Restricted Shares will be subject to forfeiture, restrictions on sale and transfer and other terms and conditions as set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Transfer of Restricted Shares.

(a) The Company will transfer to an account or accounts designated by it in the name of the Participant, the Restricted Shares, provided the Participant has delivered to the Company a fully executed copy of this Agreement.

(b) Participant shall not sell, assign, transfer or otherwise dispose of, and shall not pledge or hypothecate, any of the Restricted Shares prior to January 1, 2017 (the “Transfer Restriction Date”).

2. Vesting and Company’s Right to a Return of the Restricted Shares.

(a) Vesting. Except as set forth in subsection 2(b), the Restricted Shares shall be one hundred percent (100%) vested and shall no longer be subject to forfeiture on May 13, 2016 (the “Vesting Date”). Notwithstanding the foregoing, even if vested and no longer subject to forfeiture, the Restricted Shares shall remain subject to the transfer restrictions set forth in subsection 1(b) until the Transfer Restriction Date.

(b) Termination/Resignation. If, prior to the Vesting Date, the Participant’s Employment with THG is terminated (i) for Cause, (ii) for Good Reason, or (iii) by reason of Participant’s resignation, the Restricted Shares shall be automatically cancelled and forfeited and returned to the Company for no consideration. For purposes of this subsection 2(b) the term “Good Reason” shall mean the inability or failure, for whatever reason, including disability or death, of Participant to perform his duties and responsibilities assigned to him by THG in a professional and competent manner. Any determination regarding termination for Cause or Good Reason shall be made by the Company’s Board of Directors.

(c) Violation of the Agreement. In the event Participant violates the terms of this Agreement, including, without limitation Section 1(b) and 5, the Restricted Shares shall be cancelled and forfeited and be returned to the Company for no consideration.

3. Stock Power. The Company may require Participant to execute and deliver to the Company a stock power in blank with respect to non-vested Restricted Shares. The Company shall have the right, in its sole discretion, to exercise such stock power in the event that the Company becomes entitled to the non-vested Restricted Shares pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Participant shall have dividend and voting rights with respect to the non-vested Restricted Shares.

4. Notices. Notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to the Participant, shall be delivered personally or mailed to the Participant at his or her address on the records of the Company.

5. Non-Hire/Solicitation/Confidentiality/Code of Conduct. As a condition of Participant’s eligibility to receive the Restricted Shares and regardless of whether such Restricted Shares vest, Participant agrees that he will (a) not, directly or indirectly, during the term of his Employment, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (b) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG policy; (c) not, during the term of his Employment, and for a period of one year thereafter, interfere with or seek to interfere with, THG’s relationships with any of its policyholders, customers, clients, agents or vendors; and (d) at all times comply with (i) THG’s Code of Conduct and other policies and procedures as in effect from time to time, and (ii) any non-competition, non-disclosure, non-solicitation or similar agreement he may have with THG. The terms of this Section 5 shall survive the expiration or earlier termination of this Agreement.

6. Damages/Specific Performance.

(a) The Participant hereby acknowledges and agrees that in the event of any breach of Section 5 of this Agreement, the Company would be irreparably harmed and could not be made whole by monetary damages. The Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 5.

(b) In addition to any other remedy to which the Company may be entitled at law or in equity (including the remedy provided in the preceding paragraph), the Participant hereby acknowledges and agrees that in the event of any breach of Section 5 of this Agreement, Participant shall be required to refund to the Company the value received by Participant upon vesting of the Restricted Shares; provided, however, that the Company makes any such claim, in writing, against Participant alleging a violation of Section 5 not later than two years following your termination of employment with THG.

7. Successors. The provisions of this Agreement will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.

8. Interpretation. The terms of the Restricted Shares are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

9. Governing Law. This Agreement shall be construed and applied (except as to matters governed by the Delaware General Corporation Law, as to which Delaware law shall apply) in accordance with the laws of the Commonwealth of Massachusetts.

10. Facsimile or Electronic Signature. The parties may execute this Agreement by means of a facsimile or electronic signature.

11. Entire Agreement; Counterparts. This Agreement and the Plan contains the entire understanding between the parties concerning the subject contained in this Agreement. Except for the Agreement and the Plan, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

12. Further Assurances. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

13. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

14. Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes. The Administrator shall have full discretion to interpret and administer this Agreement. Any actions or decisions by the Administrator in connection with this Agreement shall be conclusive and binding upon the Participant.

15. No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of THG to terminate the Participant’s employment at any time, with or without cause, or to increase or decrease the Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed.

16. Taxes. If at the time the Restricted Shares vest, THG determines that under applicable law and regulations it could be liable for the withholding of any federal, state or local tax, Participant shall remit to THG any amounts determined by THG to be required to be withheld or THG may, at its option, withhold from such Restricted Shares a sufficient number of shares to satisfy the minimum federal, state and local tax withholding due, if any, and remit the balance of the shares to the Participant.

The Company makes no representations to Participant with respect to the tax treatment of any amount paid or payable pursuant to this Award. While this Award is intended to be interpreted and operated to the extent possible so that any such amounts shall be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), in no event shall THG be liable to Participant for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Section 409A or any other federal or state tax law. To the extent that any such amount should be subject to Section 409A (or any other federal or state tax law), the Participant shall bear the entire risk of any such taxes, penalties and or interest.

17. Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Restricted Shares (in whole or in part) at any time if Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if Participant breaches any agreement with THG, including with respect to the Code of Conduct or other policies of THG, or any non-competition, non-solicitation, confidentiality or other similar provisions. Without limiting the generality of the foregoing, the Administrator may recover the Restricted Shares and payments under or gain in respect thereto to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section. In addition, rights, payments and benefits under this Award shall be subject to repayment to, or recoupment by, THG in accordance with clawback or recoupment policies and procedures that THG may adopt from time to time.

18. Waiver of Jury Trial. By accepting this Award under the Plan, Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (a) the Plan, (b) any Award, or (c) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Grant Date.

THE HANOVER INSURANCE GROUP, INC.

By:	/s/ Christine Bilotti-Peterson
Name:	Christine Bilotti-Peterson
Title:	Senior Vice President & CHRO

/s/ Eugene M. Bullis
Eugene M. Bullis